Exhibit 99.1

Socket Mobile Reports Results for the Third Quarter and Nine Months ended September 30, 2018

NEWARK, Calif., – October 25, 2018 - Socket Mobile, Inc. (NASDAQ: SCKT), a leading innovator of data capture and delivery solutions for enhanced productivity, today reported financial results for its 2018 third quarter and nine months ended September 30, 2018.

Revenue for the third quarter of 2018 was $4.1 million, a decrease of 24 percent compared to revenue of $5.5 million for the same quarter a year ago. Cordless barcode scanner revenue was $4.1 million for the third quarter of 2018, a decrease of 19 percent over the same quarter a year ago. Net loss for the third quarter of 2018 was $45,000 or a loss of $0.01 per share, compared to net income of $414,000, or $0.07 per share a year ago.

Gross profit margins for the third quarter of 2018 were 52.6 percent, compared to margins of 55.6 percent for the third quarter a year ago. Non-cordless products and services in the third quarter of 2017 increased quarterly margins by 2.0 percent.

Operating expenses for the third quarter of 2018 were $2.2 million compared to operating expenses of $2.3 million for the same quarter a year ago, representing a reduction in operating expenses of 3 percent.

For the nine months ended September 30, 2018, revenue was $12.3 million, a decrease of 27 percent compared to revenue of $16.9 million for the same period a year ago. Nine month cordless barcode scanner revenue was $12.1 million in 2018 compared to $16.3 million in 2017, a year over year decrease of 26 percent. Net loss for the nine months ended September 30, 2018 was $0.4 million or $0.07 per share compared to net income of $1.3 million or $0.19 per fully diluted share in the year ago period.

Gross profit margins for the nine months ended September 30, 2018 were 51.8 percent, down from margins of 53.7 percent for the same period in 2017. Operating expenses for the nine months ended September 30, 2018 were $6.8 million, a moderate increase compared to operating expenses of $6.7 million in the same period a year ago.

Cash and cash equivalents were $1.3 million at September 30, 2018 compared to $3.4 million at December 31, 2017. The Company’s current ratio (current assets divided by current liabilities) at September 30, 2018 was 1.4 compared to a current ratio of 3.8 at December 31, 2017. Stockholders’ Equity at September 30, 2018 was $12.4 million compared to $17.2 million at December 31, 2017. The Company repurchased and retired 1.25 million shares of its common stock for $4.9 million in March 2018.

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Kevin Mills, president and chief executive officer, commented, “Our Q3 results were impacted by our on-going product transition, despite the extremely positive feedback we are receiving on our new SocketScan products. Most of our application partners have completed their evaluations and are in the process of changing guidance to their customers to purchase our newest products, but in many cases the new information has not yet made it to their end users. We expect to complete the transition during Q4.

Our S740, our newest and most affordable 2D scanner, was the highlight of the quarter and bucked the trend with over 60% of new 2D scanner orders being for this new and improved version. In addition to our hardware transition we have also transitioned our Software Development Kits. I’m pleased to report that this transition has gone well and our development partners have provided very positive feedback about the improvements. We saw good engagement by our registered application developers in Q3 and have now over 750 Socket Mobile enabled Applications in the Apple App Store. We are also seeing good interest from the Android community.

It is clear from our experience during 2018 that our community is slow to adopt product transitions. The good news is that we will complete the transition before the end of the year and will have moved our customers to a substantially improved product platform that we expect to be a primary platform for the next 4 to 5 years”, Mills concluded.

Conference Call

Management of Socket Mobile will hold a conference call and audio web cast today at 2 PM Pacific (5 PM Eastern) to discuss the quarterly results and outlook for the future. The dial-in number for live access to the call is (888) 424-8151 from within the U.S. Passcode is 6765857. From international locations you may obtain a local dial-in number through your web browser at

http://web.meetme.net/r.aspx?p=11&a=UaflAVLzIYcWLi. The call will also be carried live and will be available via replay for one year through a link on Socket Mobile’s website at www.socketmobile.com. From the home page, choose “About Us”/“Investor Relations”/“Conference Calls and Events.”

About Socket Mobile

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third party barcode enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless reader/writers. Mobile Applications servicing the specialty retailer, field service, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Newark, Calif. and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on Facebook and Twitter @socketmobile and subscribe to SocketTalk  the company’s official blog.

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Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding new mobile computer and data collection products, including details on the timing, distribution and market acceptance of the products, and statements predicting trends, sales and market conditions and opportunities in the markets in which we sell our products. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the risk that our new products may be delayed or not rollout as predicted, if ever, due to technological, market, or financial factors, including the availability of necessary working capital, the risk that market acceptance and sales opportunities may not happen as anticipated, the risk that our application partners and current distribution channels may choose not to distribute the new products or may not be successful in doing so, the risk that acceptance of our new products in vertical application markets may not happen as anticipated, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Dave Dunlap
Chief Financial Officer
510-933-3035
dave@socketmobile.com

Socket, DuraScan and SocketScan are trademarks or registered trademarks of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners. © 2018, Socket Mobile, Inc. All rights reserved.

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Socket Mobile, Inc.

Summary Statements of Operations (Unaudited)

(Amounts in Thousands except per share amounts)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2018	2017	2018	2017
Revenue	$4,137	$5,475	$12,310	$16,903
Cost of revenue	1,960	2,429	5,937	7,834
Gross profit	2,177	3,046	6,373	9,069
Gross profit percent	52.6%	55.6%	51.8%	53.7%
Research & development	885	874	2,749	2,529
Sales & marketing	739	737	2,211	2,238
General & administrative	584	660	1,873	1,950
Total operating expenses	2,208	2,271	6,833	6,717
Operating income (loss)	(31)	775	(460)	2,352
Interest expense, net	32	21	100	81
Net income (loss) before income taxes	(63)	754	(560)	2,271
Income taxes - current	0	28	0	54
Income taxes (benefit) - deferred	(18)	312	(152)	927
Net income (loss)	$(45)	$414	$(408)	$1,290
Net income (loss) per share:
Basic	$(0.01)	$0.07	$(0.07)	$0.21
Fully Diluted	$(0.01)	$0.06	$(0.07)	$0.19
Weighted average shares outstanding::
Basic	5,883	6,261	6,166	6,048
Diluted	5,883	7,130	6,166	6,936

Reconciliation of GAAP Net Income to Income Before Interest, Taxes, Depreciation and Amortization (EBITDA) (Unaudited)

	Three months ended Sept 30,		Nine months ended Sept 30,
	2018	2017	2018	2017
Net income (loss) GAAP	$(45)	$414	$(408)	$1,290
Interest expense, net	32	21	100	81
Income tax expense (benefit)	(18)	340	(152)	981
Depreciation	107	77	291	236
Stock option compensation expense	131	112	362	315
Net income EBITDA	$207	$964	$193	$2,903

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Socket Mobile, Inc.

Condensed Summary Balance Sheets

(Amounts in Thousands)

	September 30, 2018 (Unaudited)	December 31, 2017*
Cash	$1,324	$3,380
Accounts receivable, net	2,532	2,687
Inventories, net	1,893	2,198
Deferred cost on shipments to distributors	196	204
Other current assets	314	386
Total current assets	6,259	8,855
Property and equipment, net	761	663
Goodwill	4,427	4,427
Deferred tax assets	5,789	5,637
Other assets	247	272
Total assets	$17,483	$19,854
Accounts payable and accrued liabilities	$1,736	$1,743
Bank revolving line of credit	1,527	—
Bank term loan – current portion	500	—
Deferred revenue on shipments to distributors	479	493
Other current liabilities	90	87
Total current liabilities	4,332	2,323
Bank term loan – non-current portion	458	—
Other non-current liabilities	252	301
Total liabilities	5,042	2,624
Common stock	60,404	64,784
Accumulated deficit	(47,963)	(47,554)
Total stockholders’ equity	12,441	17,230
Total liabilities and equity	$17,483	$19,854

*Derived from audited financial statements.

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